Exhibit (k)(1)
CERTIFICATE OF APPOINTMENT
of
AMERICAN STOCK TRANSFER
& TRUST COMPANY, LLC
as
☒   TRANSFER AGENT          ☒    REGISTRAR

BY

Kayne Anderson Midstream / Energy Fund, Inc. (name of Fund)	(the “Fund”)

a	Maryland

(state of corporation)
Corporation

(description of entity — e.g., corporation, partnership)
The Fund is authorized to issue the following shares/units:

		Number of
		Shares/Units
Class of Stock	Par Value	Authorized
Common	$0.001	200,000,000
The address of the Fund to which Notices may be sent is:

717 Texas Avenue, Suite 3100
Houston, TX 77002
The name and address of legal counsel for the Fund is:

Paul, Hastings, Janofsky & Walker LLP
55 Second Street, 24th Floor
San Francisco, CA 94105
Attached are true copies of the certificate of incorporation and bylaws (or such other comparable documents for noncorporate entities), as amended, of the Fund.
If any provision of the certificate of incorporation or by-laws of the Fund, any court or administrative order, or any other document, affects any transfer agency or registrar function or responsibility relating to the shares, attached is a statement of each such provision.
All shares issued and outstanding as of the date hereof, or to be issued during the term of this appointment, are/shall be duly authorized, validly issued, fully paid and nonassessable. All such shares are (or, in the case of shares that have not yet been issued, will be) duly registered under the Securities Act of 1933 and the Securities Act of 1934 provided that any shares not so registered were or shall be issued or transferred in a transaction or series of transactions exempt from the registration provisions of the relevant Act, and in each such issuance or transfer, the Fund was or shall be so advised by its legal counsel and all shares issued or to be issued bear or shall bear all appropriate legends.
American Stock Transfer & Trust Company, LLC (“AST”) is hereby appointed as transfer agent and registrar for the shares/units of the Fund set forth above, in accordance with the general practices of AST and its regulations set forth in the pamphlet entitled Regulations of American Stock Transfer & Trust Company, LLC, a copy of which we have received and reviewed.
AST’s appointment may be terminated by written notice provided by the Fund at least 90 days prior to the date of termination. The term of this appointment shall be governed in accordance with this paragraph, notwithstanding the cessation of active trading in the capital stock of the Fund.
The Fund will advise AST promptly of any change in any information contained in this Certificate by a supplemental Certificate or otherwise in writing.
WITNESS my hand this 19 day of October, 2010.

/s/ Terry A. Hart
By: Terry A. Hart
Title: Chief Financial Officer